UNITED STATES

SECURITIES AND EXCHANGE COMMISSION,

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2009

To the Shareholders of Perry Ellis International, Inc.:

The 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 18, 2009 for the following purposes:

1.	To elect three directors of the Company that will serve until the 2012 Annual Meeting of Shareholders; and

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on May 6, 2009 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on June 18, 2009

This proxy statement and our annual report to shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2009

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Fanny Hanono,

Secretary

Miami, Florida

May 14, 2009

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

i

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2009

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive offices at 3000 N.W. 107th Avenue, Miami, Florida 33172 at 11:00 A.M. on June 18, 2009, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement and the enclosed form of proxy are first being sent to shareholders is May 14, 2009. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by us. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. The Company has not retained a professional proxy solicitor or other firm to assist it, for compensation with the solicitation of proxies, although it may do so if deemed appropriate. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect three directors of the Company to serve until the 2012 Annual Meeting of Shareholders; and

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of the respective nominees for director named in the Section titled “Election of Directors,” and (b) “FOR” the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business that may properly come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Our Board of Directors has set the close of business on May 6, 2009, as the record date for determining which of our shareholders are entitled to notice of, and to vote, at the Annual Meeting. As of the record date, there were approximately 13,523,275 shares of common stock that are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposals covered by this proxy statement. If a Shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a Shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted FOR Proposals 1 and 2, as recommended by the Company’s Board of Directors. If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares that are not represented at the Annual Meeting either in person or by proxy will not be counted in the vote on any matters addressed at the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

Our amended and restated articles of incorporation provide that the Board of Directors be divided into three classes. Each class of directors serves a staggered three-year term. Oscar Feldenkreis, Joe Arriola, Ronald L. Buch, Barry S. Gluck, and Joseph P. Lacher, hold office until the 2009 Annual Meeting. George Feldenkreis, Leonard Miller and Gary Dix hold office until the 2010 Annual Meeting. Joseph Natoli holds office until the 2011 Annual Meeting.

At the Annual Meeting, three directors will be elected by the shareholders to serve until the Annual Meeting to be held in 2012, or until their successors are duly elected and qualified. Of the Board members whose terms expire at the Annual Meeting, Messrs. Feldenkreis, Arriola and Lacher are standing for re-election. The nominating committee is actively considering candidates for the remaining positions in the class whose term will expire in 2011. The accompanying form of proxy when properly executed and returned to us, will be voted FOR the election as directors of the three persons named below to the class of directors set forth opposite each of their respective names, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons in each class of directors than the number of nominees named in this Proxy Statement who are nominated for election to each such class. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by our Board of Directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Term Expires	Term of Class Expires
Oscar Feldenkreis	49	Vice Chairman of the Board, President and Chief Operating Officer	2009	2012
Joe Arriola (2)(3)(4)(5)	62	Director	2009	2012
Joseph P. Lacher (1)(2)(3)(4)(5)	63	Director	2009	2012

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Investment Policy Committee.
(4)	Member of Nominating Committee.
(5)	Member of Compensation Committee.

Oscar Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President and Chief Operating Officer (the “COO”) in February 1993 and elected Vice Chairman of the Board in March 2005. He is a member of the Greater Miami Jewish Federation.

Joe Arriola was appointed to our Board of Directors in 2006. In 1972, Mr. Arriola founded Avanti-Case Hoyt, a commercial printing company, and served as its President until 2001. From 2003 to 2006, he was Manager for the City of Miami. Between August 2006 and December 2006, he was the Managing Partner of MBF Healthcare Partners, a private equity firm, from which he retired. Mr. Arriola served as the President and CEO of Pullmantur Cruises, the largest cruise line in Spain from September 2007 to September 2008, when he retired.

Joseph P. Lacher was elected to our Board of Directors in 1999. From 1991 until his retirement in 2005, Mr. Lacher was State President for Florida Operations of BellSouth Telecommunications, Inc., a telecommunications company. From 1967 through 1990, Mr. Lacher served in various management capacities at AT&T corporate headquarters and at BellSouth. Mr. Lacher was Chairman of Great Florida Bank between June 2004 and December 2006. He is a director of TECO Energy, Inc., United Way of South Florida and Goodwill of South Florida, and a trustee of St. Thomas University.

PROPOSAL NO. 1 -THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS

Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
George Feldenkreis	73	Chairman of the Board and Chief Executive Officer	2010
Gary Dix (1)(2)(3)(4)	61	Director	2010
Leonard Miller (2)(4)(5)	79	Director	2010
Joseph Natoli (1)(2)(4)	53	Director	2011

Other Executive Officers
Anita Britt	46	Chief Financial Officer	N/A
Fanny Hanono	47	Secretary – Treasurer	N/A
Stephen Harriman	51	President, Bottoms Division	N/A
Paul Rosengard	50	Group President, Perry Ellis and Premium Brands	N/A
Cory Shade	43	Senior Vice President and General Counsel	N/A

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Investment Policy Committee.
(4)	Member of Nominating Committee.
(5)	Member of Compensation Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer (the “CEO”). He is a trustee of the University of Miami, a member of the Board of Directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the Board of Directors of the American Apparel and Footwear Association. He is also a director of Federal Mogul Corporation.

Gary Dix was elected to our Board of Directors in 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another accounting firm.

Leonard Miller was elected to our Board of Directors in 1993. Mr. Miller was Vice President and Secretary of Pasadena Homes, Inc., a home construction firm, until he retired in 2002 from these positions, which he had held since 1959.

Joseph Natoli was appointed to our Board of Directors in December 2007. Mr. Natoli currently serves as Senior Vice President and Chief Financial Officer of the University of Miami, where he has direct responsibility over multiple financial and operational areas of the university. From 2004 to 2006, Mr. Natoli held senior leadership positions at Philadelphia Newspapers LLC. From 2001 to 2003, Mr. Natoli was President and publisher of the San Jose Mercury News. From 1994 to 2001, Mr. Natoli was President of the Miami Herald.

Anita Britt was appointed Chief Financial Officer in March 2009. From 2006 until 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., an apparel company. From 1993 to 2006, Ms. Britt served in various positions including that of Executive Vice President, Finance for Jones Apparel Group, an apparel company.

Fanny Hanono was elected our Secretary-Treasurer in September 1990 and, additionally, has been performing services for us in the areas of Human Resources and Accounts Payable since April 2003. From September 1988 to August 1990, Ms. Hanono served as our Assistant Secretary and Assistant Treasurer.

Stephen Harriman was appointed President, Bottoms Division in 2006. Since 1995, Mr. Harriman has been responsible for sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, an off-price family apparel and home fashions retailer.

Paul Rosengard was appointed Group President, Perry Ellis and Premium Brands in 2005. From 1987 to 2005, Mr. Rosengard held various positions at Randa Corp., a vertically integrated men’s dress furnishing and accessories manufacturer, most recently serving as Executive Vice President.

Cory Shade was appointed Senior Vice President and General Counsel in 2006. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investments, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, Ms. Shade was General Counsel of First Com Corporation, a telecommunications company which later merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Saunders & Dempsey LLP.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, President and COO and a director, and Fanny Hanono, our Secretary-Treasurer. There are no other family relationships among our directors and executive officers.

Our executive officers are elected annually by our Board of Directors and serve at the discretion of our Board of Directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election, unless otherwise stated, and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests of us and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead director”. Joseph P. Lacher was elected lead director in the fiscal year ended January 31, 2007, and continues to serve in this position. The responsibilities of the lead director are as follows:

•	Presiding at all executive sessions of the meetings of the Board of Directors without any management members present;

•	Serving as a liaison between the Chairman and the independent directors; and

•	Calling meetings of the independent directors.

During the fiscal year ended January 31, 2009 (“fiscal 2009”), the Board of Directors increased the number of shares of common stock directors are required to own from 500 shares to at least 3,000 shares of our common stock within three years after election to our board. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board of Directors conducts an annual self-assessment.

Meetings and Committees of the Board of Directors

The board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During fiscal 2009, our Board of Directors held four meetings. During fiscal 2009, no director attended less than 75% of the meetings of the Board of Directors and applicable committees on which they served. We strongly encourage all directors to attend the Annual Meeting of Shareholders. All of our directors attended the 2008 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The committees of the Board of Directors are the Audit Committee (the “Audit Committee”), the Compensation Committee (the “Compensation Committee”), the Corporate Governance Committee (the “Corporate Governance Committee”), the Nominating Committee (the “Nominating Committee”) and the Investment Policy Committee (the “Investment Policy Committee”). The board has determined that each member of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is an independent director in accordance with the standards adopted by the Financial Industry Regulatory Authority (“FINRA”) and The Nasdaq Stock Market, Inc. (“NASDAQ”). Our board or the applicable committee has adopted written charters for the Audit, Compensation, Nominating and Corporate Governance Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Compensation,

Corporate Governance and Nominating Committee and corporate governance guidelines are posted in the “Investor Relations” section of our website at www.pery.com , and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Gary Dix, and Joseph Natoli. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on four occasions during fiscal 2009. In addition, the Audit Committee participated in conference calls during fiscal 2009 with members of management and our independent registered public accounting firm to review and pre-approve earnings’ press releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the Board of Directors, all of the members of the Audit Committee are “independent” as that term is defined in the FINRA listing standards and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, all of the Audit Committee members have been determined by our Board of Directors to meet the qualifications of an “Audit Committee Financial Expert” in accordance with the Commission’s rules.

Deloitte & Touche LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Director of Internal Audit. The Audit Committee, consistent with the Sarbanes Oxley Act of 2002 and the Commission’s rules adopted thereunder, meets with management and the registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted a policy and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is comprised of Joe Arriola, presently Chairman of the committee, Ronald L. Buch, Barry S. Gluck, Joseph P. Lacher, and Leonard Miller. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and bonus for the CEO, approves salaries and bonuses for the other executive officers, administers our incentive compensation plans and makes recommendations to the Board of Directors and senior management regarding our compensation programs. The Compensation Committee held two meetings during fiscal 2009.

Corporate Governance Committee

The Corporate Governance Committee is presently comprised of Joe Arriola, Ronald L. Buch, Gary Dix, Barry S. Gluck, Joseph P. Lacher, Leonard Miller, and Joseph Natoli. The Corporate Governance Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The Corporate Governance Committee met three times in fiscal 2009.

Nominating Committee

The Nominating Committee is presently comprised of Joe Arriola, Ronald L. Buch, Gary Dix, Barry S. Gluck, Joseph P. Lacher, Leonard Miller, and Joseph Natoli. The committee assists the Board of Directors, on at least an annual basis, by identifying individuals qualified to become board members, and recommending to the board the director nominees for the next Annual Meeting of Shareholders. The Nominating Committee met three times in fiscal 2009.

Pursuant to its charter, the committee has determined that it will consider a number of factors in evaluating candidates for the Board of Directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The history of the candidate in conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at Board of Directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•

The knowledge and skills the candidate would add to the Board of Directors and its committees, including the candidate’s knowledge of Commission and FINRA regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the Commission and the FINRA; and

•	The interplay of the candidate’s experience with the experience of other board members.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the Board of Directors;

•	A statement by the candidate that the candidate is willing and able to serve on the Board of Directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the Board of Directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, and may request an interview with the candidate. The committee will not determine whether to recommend that the Board of Directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the Board of Directors nominate a candidate, or the board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is comprised of Gary Dix, Chairman of the committee, Joe Arriola, Barry S. Gluck and Joseph P. Lacher. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC in 2003 and our 401(k) plan. The Investment Policy Committee met on two occasions during fiscal 2009.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) had any relationship requiring disclosure by us under Commission rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the Board of Directors.

Director Independence

The board has determined that a majority of its members are “independent” in accordance with FINRA standards. In determining the independence of directors, our Board of Directors considered information regarding the relationships between each director and his or her family and us. Our Board of Directors made its determinations under the listing requirements of the FINRA. The FINRA independence definition includes a series of objective tests, such as the director is not our employee and has not engaged in various types of business dealings with us. As required by the FINRA listing requirements, our Board of Directors made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our Board of Directors concluded that Joe Arriola, Ronald L. Buch, Gary Dix, Barry S. Gluck, Joseph P. Lacher, Leonard Miller, and Joseph Natoli satisfied the FINRA standards of independence. The board’s independence determination included the review of the relationship between Gary Dix and us. Mr. Dix is a partner in the accounting firm of Mallah Furman & Company, P.A., that provides accounting services to certain members of the Feldenkreis family. Neither Mr. Dix nor Mallah Furman provided accounting and/or other services to us in fiscal 2009. The board considered the nature of the services and the fees paid in relation to the firm’s total revenue and determined that Mr. Dix was independent.

In addition to the FINRA standards for independence, the directors who serve on the Audit Committee each satisfy standards established by the Commission providing that to qualify as “independent” for the purposes of serving on the Audit Committee, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation.

Shareholder Communication with the Board of Directors

Our Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to Perry Ellis

International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board of Directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our Board of Directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our Board of Directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our Board of Directors held more than two days after a communication has been distributed, the Board of Directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to the board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the board and its committees:

•	Director qualifications generally and guidelines on the composition of the board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our Audit Committee and our Corporate Governance Committee share the responsibility for the review and approval of “related party transactions” between us and our officers, directors or other related persons. Under Commission rules, a related person is a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. Our written policies require the review and approval of these related party transactions by committees of independent directors. It is the responsibility of each director and officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our officers and directors each year, that ask for information about related party transactions. In reviewing and approving related party transactions, directors of either the Audit Committee or the Corporate Governance Committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

We lease approximately 66,000 square feet of space from our CEO. The space is comprised of approximately 16,000 square feet for administrative offices, approximately 45,000 square feet for warehouse distribution and approximately 5,000 square feet for retail. These facilities are in close proximity to our corporate headquarters. Rent expense, including insurance and taxes, amounted to approximately $670,000 for the year ended January 31, 2009. At the inception of the leases in 2004, the Audit Committee reviewed the terms of the two ten-year leases to ensure that they were reasonable and at, or below, market. This review included the evaluation of information from third party sources.

We are a party to an aircraft charter agreement with a third party that charters an aircraft from an entity owned by our CEO and COO. There is no minimum usage requirement, and the charter agreement can be terminated with 60 days notice. We paid this third party $1.0 million for the year ended January 31, 2009. On an annual basis, the Audit Committee or Corporate Governance Committee reviews the terms of the current arrangement to ensure that it is at, or below market. This review includes the evaluation of information from third party sources.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our COO. Royalty income earned from the Isaco license agreements amounted to $1.9 million for the year ended January 31, 2009. Our Corporate Governance or Audit Committee reviews renewals or extensions of the licensing agreement to ensure that they are consistent with the terms and conditions of our other license agreements.

The Company paid Sprezzatura Insurance Group LLC $366,000 in insurance premiums for property and casualty insurance for the year ended January 31, 2009. Joseph Hanono, the son of the Company’s Secretary-Treasurer, is a member of Sprezzatura Insurance Group. On an annual basis, the Company’s Corporate Governance or Audit Committee reviews the terms of the current arrangement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on May 6, 2009, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our Named Executive Officers (as defined in “Executive Compensation”), (iii) each of our directors, and (iv) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis (3)(19)	2,334,812	16.9%
Oscar Feldenkreis (4)(19)	1,939,304	14.0%
Joe Arriola (5)(19)	3,200	*
Ronald L. Buch (6)(19)	44,227	*
Gary Dix (7)(19)	40,827	*
Barry S. Gluck (8) (19)	13,332	*
Joseph P. Lacher (9)(19)	37,702	*
Leonard Miller (10)(19)	99,987	*
Joseph Natoli (11)	3,742	*
Anita Britt (12)	10,000	*
Stephen Harriman (13)	19,700	*
Paul Rosengard (14)	24,450	*
All directors and executive officers as a group (14 persons) (15)	4,891,863	34.3%

Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.) 1299 Ocean Avenue, 11 th Floor Santa Monica, California 90401 (16)	1,274,674	9.4%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105 (17)	1,150,460	8.5%

Buckingham Capital 750 Third Avenue, Sixth Floor New York, NY 10017 (18)	890,220	6.6%

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, that include shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)

Represents (a) 1,667,312 shares of common stock held directly by George Feldenkreis of which approximately 1,262,562 shares are pledged to Wachovia Bank, National Association and approximately 404,750 shares are held in a margin account at Merrill Lynch as collateral for loans to Mr. Feldenkreis, (b) 292,500 shares of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, and (c) 375,000 shares of restricted common stock that have been granted, and vest on the 80th birthday of Mr. Feldenkreis provided he is still an employee on such date, and subject to our attainment of certain performance criteria. Mr. Feldenkreis does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(4)

Represents (a) 1,271,804 shares of common stock held by a limited partnership that Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, and which Oscar Feldenkreis has sole voting and dispositive power (approximately 287,000 of such shares are pledged to Gibraltar Bank, approximately 438,990 to Israel Discount Bank as collateral for loans to the limited partnership, and approximately 441,169 are held in a margin account at Merrill Lynch as collateral for loans to Mr. Feldenkreis, (b) 46,500 shares of common stock held jointly by Oscar Feldenkreis and his spouse, (c) 292,500 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, and (d) 375,000 shares of restricted common stock that have been granted, and vest on the 60th birthday of Mr. Feldenkreis provided he is still an employee on such date, and subject to the attainment of certain performance criteria. Mr. Feldenkreis does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.

(5)	Represents (a) 500 shares owned by a revocable trust for which Mr. Arriola and his spouse are the trustees, and (b) 2,700 shares of restricted common stock owned directly by Mr. Arriola. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11, 2009. Mr. Arriola does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(6)	Represents (a) 18,025 shares of common stock held directly by Mr. Buch, (b) 23,502 shares of common stock issuable upon the exercise of stock options held by Mr. Buch that are currently exercisable or are exercisable within 60 days of the record date, and (c) 2,700 shares of restricted common stock owned directly by Mr. Buch. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11, 2009. Mr. Buch does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(7)	Represents (a) 2,250 shares held directly by Mr. Dix, (b) 1,125 shares held in an individual retirement account, (c) 34,752 shares of common stock issuable upon the exercise of stock options held by Mr. Dix that are currently exercisable or are exercisable within 60 days of the record date, and (d) 2,700 shares of restricted common stock owned directly by Mr. Dix. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11, 2009. Mr. Dix does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 9,900 shares of common stock that are held directly by Mr. Gluck, (b) 732 shares of common stock issuable upon the exercise of stock options held by Mr. Gluck that are currently exercisable or are exercisable within 60 days of the record date, and (c) 2,700 shares of restricted common stock owned directly by Mr. Gluck. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11, 2009. Mr. Gluck does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)	Represents (a) 4,000 shares of common stock held directly by Mr. Lacher, (b) 7,500 shares of common stock held by Mr. Lacher’s spouse, (c) 23,502 shares of common stock issuable upon the exercise of stock options held by Mr. Lacher that are currently exercisable or are exercisable within 60 days of the record date, and (d) 2,700 shares of restricted common stock owned directly by Mr. Lacher. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11, 2009. Mr. Lacher does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(10)	Represents (a) 42,000 shares held in an individual retirement account, (b) 16,785 shares held by The Estate of Carolyn Miller, of which Mr. Miller is a Co-Personal Representative, (c) 38,502 shares of common stock issuable upon the exercise of stock options held by Mr. Miller that are currently exercisable or are exercisable within 60 days of the record date, and (d) 2,700 shares of restricted common stock owned directly by Mr. Miller. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11, 2009. Mr. Miller does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(11)

Represents (a) 1,042 shares of common stock issuable upon the exercise of stock options held by Mr. Natoli that are currently exercisable or are exercisable within 60 days of the record date, and (b) 2,700 shares of restricted common stock owned directly by Mr. Natoli. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of three years commencing on September 11,

2009. Mr. Natoli does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(12)	Represents 10,000 shares restricted common stock granted to Ms. Britt which vest over four years. The shares of restricted stock vest and the restrictions lapse in equal annual installments over a period of four years commencing on March 2, 2010. Ms. Britt does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(13)	Represents (a) 4,500 shares of common stock issuable upon the exercise of stock options held by Mr. Harriman that are currently exercisable or are exercisable within 60 days of the record date, (b) 7,500 shares of common stock held directly by Mr. Harriman, and (c) 7,700 shares of restricted common stock owned directly by Mr. Harriman that vest on February 1, 2013 provided he is still an employee on such date, and subject to the attainment of certain performance criteria. Mr. Harriman does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(14)	Represents (a) 6,000 shares of restricted common stock consisting of 3,000 vested shares and 3,000 shares that vest on August 1, 2009, (b) 11,250 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, and (c) 7,200 shares of restricted common stock owned directly by Mr. Rosengard that vest on February 1, 2013 provided he is still an employee on such date, and subject to the attainment of certain performance criteria. Mr. Rosengard does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(15)	Includes 722,782 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date and 806,975 shares of restricted stock that have been granted.
(16)	Based solely on information contained in a Schedule 13G filed with the Commission for the period ended December 31, 2008. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(17)	Based solely on information contained in a Schedule 13G filed with the Commission on February 6, 2009. Represents (a) 617,557 shares of common stock held by Barclays Global Investors, N.A., of which Barclays Global Investors, N.A. has sole voting power with respect to 541,338 shares and sole dispositive power with respect to 617,557 shares; (b) 525,406 shares of common stock held by Barclays Global Fund Advisors, of which Barclays Global Fund Advisors has sole voting power with respect to 390,344 shares and sole dispositive power with respect to 525,406 shares; and (c) 7,497 shares of common stock held by Barclays Global Investors LTD in which it has sole dispositive power. The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.
(18)	Based solely on information contained in a Schedule 13G filed with the Commission on February 12, 2009. Represents 890,220 shares held by Buckingham Capital Management, Inc.
(19)	Includes 3,000 shares of our common stock that is the minimum number of shares directors are required to own within three years of becoming a director to qualify as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the Commission. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2009, all filing requirements applicable to our directors and officers who are subject to Section 16(a) were complied with.

DIRECTOR COMPENSATION

Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. In fiscal year ended January 31, 2008 (“fiscal 2008”), the Compensation Committee engaged an outside compensation consultant, Wyatt Watson, to review the competitiveness of our outside director compensation including market practices relating to director recruitment. The consultant collected market data from the latest proxy filings for peer companies and published surveys representative of industry market practices and reviewed competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, full-value shares), and other notable practices (committee chair premiums, deferred compensation, share ownership guidelines). Based on Wyatt Watson’s recommendations, the board instituted a stock option award for new directors equal to $50,000 in option value, with three-year vesting (the “New Director Program”). Additionally, the board increased the Audit Committee Chair retainer to $10,000 to reflect the premium typically applied to the Audit Committee chair role effective fiscal 2009. The consultant also recommended changes in the mix of cash versus equity compensation to be offered to directors, and in September 2009, the board reduced the cash component of meeting fees from $2,000 to $1,000 in exchange for an annual grant of restricted shares for non-management directors equal to $50,000 in value, with vesting to occur in three equal annual installments (the “Fee Program”).

Compensation of Directors

Directors who are also our employees are not paid any fees or other remuneration for service on the board or any of its committees. During fiscal 2009, non-employee directors were compensated at a rate of $31,250 per year, payable in quarterly installments, and each committee chairperson received a $5,000 additional cash retainer per year, except for the Audit Committee Chair who received a $10,000 additional cash retainer per year. For meetings through September 2008, each director received $2,000 for each board and/or committee meeting attended in person. Thereafter, each director received $1,000 for each board and/or committee meeting attended in person. In September 2009, the directors received a grant of restricted common stock equal to $50,000 in value, with vesting to occur in three equal annual installments. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive stock options under our equity compensation plans. The following table sets forth compensation earned by our directors during fiscal 2009.

Fiscal 2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total Compensation ($)
Joe Arriola	49,250	6,945	—	*	56,195
Ronald L. Buch	44,250	6,945	—	*	51,195
Gary Dix	59,250	6,945	—	*	66,195
Joseph P. Lacher	65,250	6,945	—	*	72,195
Leonard Miller	44,250	6,945	—	*	51,195
Joseph Natoli	46,251	6,945	9,570	*	62,766
Barry S. Gluck	33,438	6,945	6,048	*	46,431
Salomon Hanono (former Director)	9,646	—	—	*	9,646
Linda Platzner (former Director)	3,646	—	—	*	3,646

(1)	The amounts shown represent the compensation cost we recognized in fiscal 2009 related to the award of restricted shares in accordance with Statement of Financial Accounting Standards No. 123(R). In September 2008, each of our then current non-management directors received a grant of restricted common stock equal to $50,000 in value, with vesting to occur in three equal annual installments beginning September 11, 2009. The table immediately following contains information regarding vested and unvested restricted shares.
(2)	The amounts shown represent the compensation cost we recognized in fiscal 2009 related to option awards in accordance with Statement of Financial Accounting Standards No. 123(R) and therefore include amounts from awards granted in and prior to fiscal 2009. Upon Mr. Natoli’s election to the Board of Directors in fiscal 2008 he was granted an award of 3,125 stock options, representing $50,000 in option value as of the grant date, with vesting to occur in three equal annual portions. Upon Mr. Gluck’s election to the Board of Directors in fiscal 2009 he was granted an award of 2,197 stock options, representing $50,000 in option value as of the grant date, with vesting to occur in three equal annual portions. The table immediately following contains information regarding vested and unvested options.
*	Perquisites and other personal benefits provided to such director during fiscal 2009 had a total value of less than $10,000.

At January 31, 2009, the aggregate amount of stock options and restricted shares held by each non-employee director was as follows:

Outstanding Equity Awards at Fiscal Year End

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Expiration Date		Number of Restricted Shares of Stock That Have Not Vested (#)	Market Value of Restricted Shares of Stock That Have Not Vested ($)
Joe Arriola	—	—	—	—		2,700	$10,368
Ronald L. Buch	8,502	—	$13.39	06/06/2015		—	—
	15,000	—	$9.50	12/04/2012		—	—
	—	—	—	—		2,700	$10,368
Gary Dix	8,502	—	$13.39	06/06/2015		—	—
	15,000	—	$9.50	12/04/2012		—	—
	11,250	—	$3.46	01/03/2011		—	—
	—	—	—	—		2,700	$10,368
Barry S. Gluck	—	2,197	22.76	06/16/2018		—	—
	—	—	—	—		2,700	$10,368
Joseph P. Lacher	8,502	—	$13.39	06/06/2015		—	—
	15,000	—	$9.50	12/04/2012		—	—
	—	—	—	—		2,700	$10,368
Leonard Miller	8,502	—	$13.39	06/06/2015		—	—
	15,000	—	$9.50	12/04/2012		—	—
	15,000	—	$3.46	01/03/2011		—	—
	15,000	—	$5.87	04/22/2009	(1)	—	—
	—	—	—	—		2,700	$10,368
Joseph Natoli	1,042	2,083	$16.00	12/17/2017		—	—
	—	—	—	—		2,700	$10,368

(1)	Stock options expired unexercised on April 22, 2009.

Pursuant to the Fee Program, we granted each director 2,700 restricted shares, which vest in three equal annual installments of 900 shares beginning on September 11, 2009. Pursuant to the New Director Program, Mr. Gluck was granted an option to acquire 2,197 shares of common stock which vests in three equal annual installments of approximately 732 shares beginning on June 17, 2009. Finally, our directors are not eligible to participate in our pension plan and did not receive any deferred compensation earnings during fiscal 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies.

The Compensation Committee acts on behalf of the Board of Directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and bonus plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, COO, and CFO except for awards to the CEO, COO and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO with respect to the compensation of other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and COO, evaluates the CEO and COO’s performance in light of those goals and objectives, and reports to the board the CEO and COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO and COO’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEOs and COOs at comparable companies, and the compensation set forth in the CEO and COO’s employment agreement. The objectives of our compensation programs are to:

•	attract and retain highly qualified executive officers;

•	motivate our executive officers to accomplish strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers.

Our executive compensation programs are based on several factors. Compensation is based on the level of job responsibility, individual performance, and company performance. Compensation reflects the value of performance. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive.

The committee believes that the most effective executive compensation program is one that is designed to reward our achievement of specific annual, long-term and strategic goals, and aligns the interest of the executives with those of the shareholders by rewarding performance in accordance with established goals. The committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

During the fiscal year ended January 31, 2007 , the Compensation Committee engaged the services of Watson Wyatt and Vedder Price (together, the “Compensation Consultants”), to review executive compensation at the Company and to recommend potential improvements regarding existing practices. The Compensation Committee requested that the Compensation Consultants review the competitiveness and effectiveness of the Company’s executive compensation and incentive practices. The Compensation Consultants reviewed overall compensation levels, peer group information and practices and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of compensation programs, the Compensation Consultants considered the Company’s compensation philosophy and the balance between company objectives, value to employees and program costs. The Compensation Consultants presented a full report to the Compensation Committee regarding its findings and recommendations. The Compensation Committee reviewed the information provided by the Compensation Consultants, and based upon recommendations of the Compensation Consultants, the committee enhanced certain compensation programs and is considering alternative compensation programs to further align executive incentives and company objectives while increasing shareholder value. In January 2009, the Compensation Committee engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), to review the design features of the Company’s annual incentive plans and to review performance measures in the context of the current difficult economic circumstances while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish the strategic and financial objectives of the Company.

Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

For the fiscal year ended January 31, 2009, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation and bonuses;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary we generally consider the range of competitive practices for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of third party compensation consultants.

In making base salary recommendations, the committee compares the salary against a peer group of publicly-traded apparel and apparel-related wholesale and retail companies. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders investment. Because of the variance in size among the companies comprising the peer group, other factors such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), net income, share value and growth are used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels. In addition, the Compensation Committee used the services of the Compensation Consultants for third party compensation data.

Based on the analysis and recommendations of the Compensation Consultants, the Compensation Committee recommended and the board approved the amendment and restatement of employment agreements for the CEO and COO (as more fully described below). The base salary of the CEO and COO are based upon the terms of employment agreements as amended and restated in February 2008. In the establishment of the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel companies and the recommendations provided by the Compensation Consultants including, among other things, their recommendations regarding our retention objectives.

Performance-Based Non-Equity Incentive Compensation Programs and Bonuses

In 2005, we adopted the Long-Term Incentive Compensation Plan (the “Long-Term Incentive Compensation Plan”) that was approved at the 2005 Annual Meeting of Shareholders, as amended in 2008, and was the successor plan to the 2000 Long-Term Incentive Plan. The Long-Term Incentive Compensation Plan gives the Compensation Committee the latitude to provide cash bonuses to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and includes all senior management employees. The Compensation Committee has created two compensation plans under the terms of the Long-Term Incentive Compensation Plan: the Management Incentive Compensation Plan and the Management Bonus Plan or MIP Plan. With respect to the Management Incentive Compensation Plan, the Compensation Committee, in its discretion, establishes the performance period and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different bonus formulas, with respect to one or more participants.

During fiscal 2009, the CEO and the COO participated under the Management Incentive Compensation Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual bonuses that are tied to specific performance levels that the Compensation Committee establishes each year. For fiscal 2009, the plan performance goals for the CEO and COO were established to award a cash bonus in the range of 60% to 180% of base salary based on various ranges in our earnings per share for fiscal 2009. The Compensation Committee discussed the appropriate levels of the earnings per share target at length in an effort to select a target that would reward hard work, but was achievable. The difficulty of attaining the performance goals was evidenced by the fact the CEO and COO did not earn any cash bonus based on these defined performance goals for fiscal 2009.

In light of the recommendations of Pearl Meyer, the Compensation Committee discussed the Management Incentive Compensation Plan performance measure with respect to fiscal year 2010 and set annual performance goals based on EBITDA. The Compensation Committee believes that EBITDA is a performance measurement that translates directly into bottom line earnings and encompasses not only gross profit margin – an important measure for the Company – but also operating expenses which are important in the short-term for the Company in the current economic environment. The Compensation Committee will review the performance measure annually to confirm that the selected performance measure properly aligns the goals of our executive officers with those of our shareholders while motivating our executive officers to accomplish the strategic and financial objectives of the Company.

The MIP Plan is an annual cash incentive program established under the broad terms of the Long-Term Incentive Compensation Plan to provide cash bonuses for those executive officers and other management employees who are not selected as participants under the Management Incentive Compensation Plan. There were approximately 225 participants in the MIP Plan for fiscal 2009. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval. The MIP Plan allows for all levels of management to receive a cash award equal to between 5% and 40% of their base salary, based on each manager’s level of responsibility, our overall financial performance, and the individuals’ individual performance review. Under the MIP Plan, an overall bonus target amount is established for participants at the beginning of each fiscal year by the Compensation Committee, which ranges from 60% to 125% of the allocable bonus of all participants. Bonus payouts for the year are then determined based on our financial results for the fiscal year relative to the predetermined performance guidelines as well as each participant’s individual performance review. The CEO and COO do not participate in the MIP Plan.

For fiscal 2009, the Compensation Committee chose the same earnings per share target for the MIP Plan as it chose for the Management Incentive Compensation Plan. The weighting of the value of the earnings per share requirement ranged from 50% to 75% of the cash bonus amount while the weighting of the performance evaluation ranged from 25% to 50%. A satisfactory individual performance appraisal was a condition to any payment of a cash bonus. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or COO. The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. Similar to the Management Incentive Plan, MIP participants did not earn a cash bonus based on the defined performance goals for fiscal 2009. For fiscal year 2010, the Compensation Committee chose the same EBITDA performance measurement goals for the MIP Plan as the Management Incentive Compensation Plan.

In February 2008, the Company acquired the Laundry by Shelli Segal and C&C California brands. As a result of the acquisition, the Company significantly expanded its contemporary women’s sportswear business. To maximize the value of the acquisition, and to take advantage of the momentum in the business segment, the Compensation Committee under the Company’s Long Term Incentive Compensation Plan established a bonus pool (the “Integration Bonus Plan”) to incentivize and reward executives for the successful and expeditious implementation of the critical integration projects relating to and following the acquisition of the brands. The plan performance goals were set within 25% of the days in the performance period and included the critical integration projects identified in the corporate business plan pertaining to the acquisition of the brands including sourcing, sales, design, systems, customer service, and transition. There were over 35 participants in the Integration Bonus Plan who were considered essential to the successful and expeditious implementation of the integration projects including the CEO and the COO. The Compensation Committee established the total bonus amount at $1,000,000. Following completion of the performance period, the Compensation Committee approved the bonus amount for the CEO and COO based on the magnitude of their responsibilities in the achievement of the performance goals and authorized management to allocate the remaining authorized bonus amount among the other participants.

The bonuses earned under the Integration Bonus Plan for fiscal 2009 to Named Executive Officers appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Equity Incentive Compensation

The Long-Term Incentive Compensation Plan, allows the Compensation Committee to award stock options, restricted stock, stock appreciation rights, deferred stock, dividend equivalents and other types of equity awards to executive officers. The Long-Term Incentive Compensation Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in us. The plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders. Equity awards and grants are awarded based on performance and to select newly hired management employees. By using a mix of stock options and restricted stock grants, we are able to compensate executives and other employees to join and remain with us, reward performance and motivate our executive officers. Many of these programs, however, deliver value only when the value of our stock increases.

In fiscal 2008, we engaged the Compensation Consultants to assist us in the evaluation and potential redesign of our long-term incentive program including, but not limited to, evaluating the cash and equity components of compensation and the best use of stock option and restricted stock grants. We determined that it is in the interest of the Company to implement an annual plan (the “Annual Equity Plan”) to grant equity incentive compensation to named executive officers and other executive officers to be administered based on the evaluation and determined in the discretion of the Compensation Committee.

Stock Options

Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted in increments of 1,000 to 10,000. The size of the award is determined by position, responsibilities and individual performance, subject to plan limits. Stock option awards are granted to a wider spectrum of management than restricted shares.

Stock option award levels are determined based on market data utilizing comparison with the apparel company peer group and, vary among participants based on their positions with us. For executive officers and employees other than the CEO and COO, awards are based on the recommendation of the Director of Human Resources and/or the CEO or COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month. The committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date.

Restricted Stock Grants

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. The restricted stock awards generally vest over a three to five year period and are fewer in number than stock option grants to reflect their greater value. In fiscal 2009, the Compensation Committee granted restricted shares under the Annual Equity Plan. The amount of the grants varied based on position, title and responsibility.

Employment Agreements and Potential Payout upon Termination or Change in Control

The following section describes the terms of employment agreements between us and certain of our executive officers. This section also describes payments that would be made to certain of these executive officers as a result of (i) a termination of the executive’s service due to death or disability, (ii) the executive’s termination without “cause,” or (iii) the termination of the executive’s service if a “change in control” occurs either because we terminate the executive without “cause” or because the executive quits for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination of service occurred on January 31, 2009, the last day of our fiscal year.

The potential termination payments described below do not include the following amounts that the executive would receive in all circumstances as otherwise noted (except as otherwise described for Mr. George Feldenkreis and Mr. Oscar Feldenkreis) where the executive ceased employment with us, which amounts are reflected in the Summary Compensation Table, as actually paid for services rendered in fiscal 2009:

•	Base salary earned during fiscal 2009 but not paid as of the last day of our fiscal year, and

•	Annual incentive compensation awards earned during fiscal 2009 but not paid as of the last day of our fiscal year.

We are a party to an amended and restated employment agreement with George Feldenkreis, our Chairman and CEO, which expires on January 31, 2013. The employment agreement provides for an annual salary of $1,000,000, subject to annual increases at the discretion of our Board of Directors. Mr. George Feldenkreis is also eligible to participate in our incentive compensation plans and/or arrangements applicable to senior-level executives with an annual threshold bonus opportunity equal to 60% of his base salary, a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 180% of his base salary. In each case, he will receive bonuses based on satisfaction of performance criteria established by the Compensation Committee within the first three months of each fiscal year during the term of the agreement. The employment agreement also prohibits Mr. George Feldenkreis from directly or indirectly competing with us for two years after termination of his employment for any reason except for the termination of Mr. George Feldenkreis’ employment upon expiration of the term of the agreement or upon his death.

Upon termination of Mr. George Feldenkreis’ employment by reason of his death or disability (as defined in his employment agreement), Mr. George Feldenkreis or his estate will be entitled to receive, a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination within 15 days of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred which have been earned but not yet paid within 15 days of termination if the amount has been determined prior to the termination date or if not yet determined the day it would have been paid had the termination not occurred, (c) his pro rata target bonus within 15 days of termination, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved within 15 days of termination, (e) all premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under our heath plan, and (f) any other amounts earned under the employment agreement which have not yet been paid. In addition, all restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights and all other equity-based long-term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date. Lastly, all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted prior to the effective date of the employment agreement shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements and all stock options held by Mr. George Feldenkreis as of the date of his termination and that were granted on or after the effective date of the employment agreement shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, in the event the termination of Mr. George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason (as defined in his employment agreement), he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above except that (i) 100% of the annual incentive compensation bonus, which is based on the achievement of the performance goals as established under such arrangement, with respect to the year in which the termination date occurs, shall be payable when such annual incentive compensation bonuses are paid to our other senior executives; (ii) all restricted stock, restricted stock units, stock options, stock appreciation rights and all other equity-based long term incentive compensation awards shall immediately vest as of the termination date and be paid or distributed, as the case may be, within 15 days of the termination date, other than performance shares, performance units, and other performance-based equity awards which shall vest on the date that the performance goals established under such performance-based equity compensation arrangement are achieved; and (iii) all performance-based compensation payable in cash and based on a performance metric other than stock price shall be paid on a pro rata basis on the achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives. Additionally, Mr. Feldenkreis shall receive a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of the termination.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, (as defined in his employment agreement), or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would be due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination good reason and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason, payable within 15 days of termination.

If during or after the expiration of his employment agreement, Mr. George Feldenkreis becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Parachute Excise Tax”), we have agreed with Mr. George Feldenkreis that if the aggregate of all parachute payments exceeds 300% of his base amount by $50,000 or more, then we will pay to Mr. George Feldenkreis a tax gross-up payment so that after payment by or on behalf of Mr. George Feldenkreis of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to Mr. George Feldenkreis by us, Mr. George Feldenkreis shall retain on an after-tax basis an amount equal to the amount that he would have received if he had not been subject to the Parachute Excise Tax.

If Mr. George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2009, he would have been entitled to receive $12,200 representing premiums for health insurance for Mr. George Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2009, he would have been entitled to receive all the amounts payable in the event of his death or disability described above ($12,200) plus $1,000,000 representing 100% of his base, for a total of $1,012,200.

If Mr. George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2008, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above ($12,200) plus $3,000,000 million representing 300% of his base salary, for a total of $3,012,200. Additionally, Mr. George Feldenkreis’ 375,000 restricted shares would have vested in the event of a change of control.

In addition, Mr. George Feldenkreis’ amended and restated employment agreement provides for the grant to Mr. Feldenkreis of up to 375,000 performance-based restricted shares of our common stock, which shall be tax deductible under Internal Revenue Code Section 162(m). Such shares generally vest 100% on Mr. Feldenkreis’ 80th birthday, provided that he is still our employee on such date, and we have met certain performance criteria.

The execution by Mr. George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

We are a party to an amended and restated employment agreement with Oscar Feldenkreis, our Vice Chairman, President and Chief Operating Officer, which expires on January 31, 2013. The employment agreement provides for an annual salary of $1,000,000 subject to an annual review and increase in our Board of Directors’ sole discretion. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that Mr. Oscar Feldenkreis’ employment agreement provides for the payment of a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason in the event he is terminated without cause (as defined in his employment agreement) or he quits for good reason (as defined in his employment agreement).

If Mr. Oscar Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2009, he would have been entitled to receive $15,258 representing premiums for health insurance for Mr. Oscar Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2009, he would have been entitled to receive all the amounts payable in the event of his death or disability described above ($15,258) plus $2,000,000 representing 200% of his base salary, for a total of $2,015,258.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2009, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above ($15,258) plus $3,000,000 million representing 300% of his base salary, for a total of $3,015,258. Additionally, Mr. Oscar Feldenkreis’ 375,000 restricted shares would have vested in the event of a change of control.

In addition, Mr. Oscar Feldenkreis’ amended and restated employment agreement provides for the grant to Mr. Oscar Feldenkreis of up to 375,000 performance-based restricted shares of our common stock, which shall be tax deductible under Internal Revenue Code Section 162(m). Such shares generally vest 100% on Mr. Oscar Feldenkreis’ 60th birthday, provided that the he is still our employee on such date, and we have met certain performance criteria.

The execution by Mr. Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

On March 2, 2009, we entered into an employment agreement with Anita Britt, our Chief Financial Officer, for a term of two years. The employment agreement provides for an annual base salary of $375,000 per year during the term of the agreement, with increases to be determined at the discretion of our CEO. Ms. Britt is eligible for up to a 40% target bonus under the MIP Plan. In addition, Ms. Britt received 10,000 non-qualified stock options to purchase shares of the Company’s common stock and 10,000 shares of restricted stock. Both the options and the shares of restricted stock will vest as to one-quarter on March 2, 2010 and the remaining three-quarters will vest in equal installments on March 2, 2011, March 2, 2012 and March 2, 2013, if Ms. Britt is employed by the Company on such dates. Ms. Britt is entitled to a relocation allowance of up to $150,000, a car allowance of $1,000 per month, less applicable tax deductions, and other benefits consistent with our benefits for senior management.

If we terminate Ms. Britt’s employment without cause (as that term is defined in her employment agreement), she is entitled to a severance payment, payable in installments, in an aggregate amount equal to her annual base salary for the greater of the remaining term of her employment agreement or six months; she will not be entitled to any severance payments if terminated for cause (as that term is defined in her employment agreement). In the event that a change in control (as defined in the grant agreement) occurs during Ms. Britt’s continuous service, any unvested portion of the restricted stock or options shall become immediately vested as of the date of the change in control. Any severance pay owed to Ms. Britt shall be offset by any repayments owed by Ms. Britt pursuant to the Relocation Expense Agreement executed between Ms. Britt and us. Ms. Britt may not, directly or indirectly, without our express written permission, enter into any employment or other agency relationship with certain of the Company’s competitors during her employment and following her separation from us for any reason, for the period of time during which she is paid severance by us. Ms. Britt also may not, directly or indirectly, without our express written permission, enter into any form of business relationship with anyone who is an employee, supplier, vendor or consultant of ours during her employment and following her separation from us for any reason, for the period of time during which she is paid severance by us. Finally, Ms. Britt also may not, directly or indirectly, without our express written permission, employ or solicit for employment anyone who is our employee or was our employee in the immediately preceding six months during her employment with us and following her separation from us for any reason, for two years thereafter.

We entered into an employment agreement dated August 1, 2007 with Paul Rosengard, our Group President, Perry Ellis and Premium Brands, for an indefinite term which can be terminated by us or Mr. Rosengard with 30 days prior notice. The employment agreement provides for an annual salary of $500,000, and provides that Mr. Rosengard will be eligible to participate in any bonus arrangement generally available to other senior management employees, according to the same terms and conditions applicable to other employees. Mr. Rosengard is eligible for up to a 40% target bonus under the MIP. If we terminate Mr. Rosengard’s employment without cause (as defined in his employment agreement), he is entitled to a severance payment equal to six months’ salary, less taxes and other applicable withholding amounts, plus a prorated portion of his MIP bonus in the event he is terminated after the end of the third quarter of the fiscal year. If we had terminated Mr. Rosengard without cause as of the end of fiscal 2009, he would have been entitled to receive a lump sum equal to $250,000, less taxes and other applicable withholding amounts.

If we terminate Mr. Rosengard’s employment without cause within twelve months following a change in control (as defined in his employment agreement), or Mr. Rosengard quits for good reason (as defined in his employment agreement) during that period, (i) any unvested restricted stock or options held by Mr. Rosengard will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days has elapsed or the expiration date of such options, and (ii) Mr. Rosengard will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Rosengard in the fiscal year prior to the termination. If we had terminated Mr. Rosengard in connection with a change in control as set forth in the previous sentence or Mr. Rosengard had quit for good reason in connection with a change in control, as of the end of fiscal 2009, (i) a total of 3,750 options would have vested and restrictions with respect to 10,200 restricted shares would have lapsed and (ii) he would have been entitled to receive a lump sum payment equal to $500,000 plus $110,000.

In all events, Mr. Rosengard must execute a severance agreement and general release as a condition to receiving any termination benefits described above. Mr. Rosengard also may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of six months following his separation, for any reason.

We are a party to an employment agreement effective May 1, 2006 with Stephen Harriman, our President, Bottoms Division, which expired on April 30, 2009 and is in the process of being renegotiated. The employment agreement provides for an annual salary of $475,000 until April 30, 2007, $525,000 thereafter until April 30, 2008, and $575,000 beginning May 1, 2008. Mr. Harriman is also eligible for an annual bonus based upon 40% of his base salary or greater. If we terminate Mr. Harriman’s employment without cause (as defined in his employment agreement), he is entitled to a severance payment equal to six months’ salary, less taxes and other applicable withholding amounts. If we had terminated Mr. Harriman without cause as of the end of fiscal 2009, he would have been entitled to receive a lump sum payment equal to $287,500, less taxes and other applicable withholding amounts. If we terminate Mr. Harriman’s employment without cause within twelve months following a change in control (as defined in his employment agreement), or Mr. Harriman quits for good reason (as defined in his employment agreement) during that period, (i) any unvested restricted stock or options held by Mr. Harriman will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days have elapsed or the expiration date of such options, and (ii) Mr. Harriman will be entitled to a severance payment equal to one year of his base salary plus the pro rata amount of any incentive compensation that would have been payable to Mr. Harriman in the fiscal year. If we had terminated Mr. Harriman in connection with a change in control as set forth in the previous sentence or Mr. Harriman had quit for good reason in connection with a change in control, as of the end of fiscal 2009, (i) restrictions with respect to 7,700 restricted shares would have lapsed and (ii) he would have been entitled to receive a lump sum equal to $549,587.

In all events, Mr. Harriman must execute a waiver of claims and general release as a condition to receiving any termination benefits described above. Mr. Harriman also may not enter into any employment or other agency relationship with certain of our competitors during his employment or for a period of nine months following his separation, for any reason.

Retirement Plans

Salant Retirement Plan

In connection with our acquisition of Perry Ellis Menswear, LLC, we maintain a retirement plan. The number of years of service and the eligible compensation were frozen effective December 31, 2003 and,

therefore, no longer continue to accrue. We make contributions to the retirement plan only to fund its liabilities. Pension plan benefits are determined by adding 0.65% of an employee’s “Average Final Compensation” not in excess of 140% of the “Covered Compensation,” and 1.25% of an employee’s “Average Final Compensation” in excess of 140% of the “Covered Compensation,” if any, and multiplying this amount by the employee’s number of years of service, which cannot exceed 35. In general, “Average Final Compensation” means the average of an employee’s annual compensation for the five years prior to his or her retirement, or if the employee had not retired as of December 31, 2003, the average of an employee’s annual compensation for the five years ended December 31, 2003. In general, “Covered Compensation” means an employee’s salary and bonus, if any. For the retirement plan, the relevant compensation, net of severance pay, group term life insurance, moving expenses, car allowances, housing allowances and stock option gains, is annual compensation for those five years within the 15 consecutive years before the plan was frozen or the employee’s retirement, during which the employee achieved his or her highest annual compensation. None of our Named Executive Officers participate in this plan.

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the Named Executive Officers, who are eligible to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis after 90 days of service to us. During fiscal 2009, we matched 50% of the first 6% of pay that is contributed to the 401(k) Plan. All employee contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest in equal portions over a five-year period.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses. For fiscal 2009, we met all the requirements to deduct all compensation except for the deduction of fringe benefits for Mr. George Feldenkreis and Mr. Oscar Feldenkreis.

Accounting for Stock-Based Compensation

Beginning on February 1, 2006, we began accounting for stock-based payments, including awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R) “Share Based Payment”. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2009 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

/s/ Joe Arriola, Chairman

/s/ Ron Buch

/s/ Barry S. Gluck

/s/ Joseph P. Lacher

/s/ Leonard Miller

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the fiscal 2009 compensation earned by our principal executive officer, our principal financial officer and the three most highly compensated executive officers other than these two individuals, who were serving as such as of January 31, 2009 (each a “Named Executive Officer” and collectively, the “Named Executive Officers”):

Summary Compensation Table for Fiscal Year Ended January 31, 2009

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
George Feldenkreis Chairman of the Board and Chief Executive Officer	2009 2008 2007	996,154 900,000 900,000	— — —	789,043 — —	(2)	— — —		350,000 540,000 900,000	— — —	257,592 200,855 172,868	(3) (3) (3)	2,392,789 1,640,855 1,972,868
Oscar Feldenkreis Vice Chairman, President and Chief Operating Officer	2009 2008 2007	996,539 900,000 900,000	— — —	491,510 — —	(4)	— —		350,000 540,000 900,000	— — —	145,588 79,255 54,812	(5) (5) (5)	1,983,637 1,519,255 1,854,812
Thomas D’Ambrosio Interim Chief Financial Officer	2009 2008	244,618 227,315	— —	2,282 —	(6)	32,997 34,119	(7) (7)	20,000 39,677	— —	12,814 *	(8)	312,711 301,111
Paul Rosengard Group President, Perry Ellis and Premium Brands	2009 2008 2007	512,404 536,885 561,237	— — —	55,614 47,600 47,600	(9)(10) (10) (10)	43,940 43,820 43,820	(11) (11) (11)	— 110,000 68,400	— — —	13,903 * *	(12)	625,861 738,305 721,057
Stephen Harriman President, Bottoms Division	2009 2008 2007	560,962 549,587 454,779	— — —	25,654 119,583 68,333	(13) (14) (14)	— — —		— 168,000 152,000	— — —	21,362 16,612 *	(15) (15)	607,978 853,782 675,112

*	Perquisites and other personal benefits provided to such named executive officer had a total value of less than $10,000.
(1)	For fiscal 2009, the amounts represent bonuses paid pursuant to the Integration Bonus Plan based on performance criteria established and achieved. No bonuses have been or will be paid pursuant to the Management Incentive Compensation Plan and the MIP Plan based on performance criteria established and achieved for fiscal 2009. For fiscal 2008 and 2007, the amounts represent bonuses paid pursuant to the Management Incentive Compensation Plan and the MIP Plan based on performance criteria established and achieved.
(2)	Represents 375,000 restricted shares of our common stock, which generally vest 100% on Mr. George Feldenkreis’ 80th birthday, provided that he is still an employee of the Company on such date, and the Company has met certain performance criteria.
(3)	Consists of: (i) $32,243, $8,075 and $12,984 in fiscal 2009, 2008 and 2007, respectively, for Mr. George Feldenkreis’ personal use of our automobile; (ii) $154,930 for each of fiscal 2009, 2008 and 2007, respectively, attributable to our payment of term life insurance premiums to which Mr. George Feldenkreis’ family is the beneficiary; (iii) $5,862, $7,490 and $4,954 in fiscal 2009, 2008 and 2007, respectively, in our 401K matching contributions; (iv) $9,846 in each of fiscal 2009 and 2008 for the imputed value of group life insurance benefits as to which Mr. George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $31,217 and $20,514 in fiscal 2009 and 2008, respectively, attributable to our payment of health and long term disability benefits; and (vi) $23,494 in fiscal 2009, for country club membership fees.
(4)	Represents 375,000 restricted shares of our common stock, which generally vest 100% on Mr. Oscar Feldenkreis’ 60th birthday, provided that he is still an employee of the Company on such date, and the Company has met certain performance criteria.
(5)	Consists of: (i) $55,533, $22,379 and $23,796 in fiscal 2009, 2008 and 2007, respectively, for Mr. Oscar Feldenkreis’ personal use of our automobile; (ii) $40,142, $33,973 and $26,080 for fiscal 2009, 2008 and 2007, respectively, attributable to our payment of term life insurance premiums to which Mr. Oscar Feldenkreis’ family is the beneficiary; (iii) $4,304, $7,529 and $4,936 in fiscal 2009, 2008 and 2007, respectively, in our 401K matching contributions; (iv) $716 in each of fiscal 2009 and 2008 for the imputed value of group life insurance benefits as to which Mr. Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $21,692 and $14,658 in fiscal 2009 and 2008, respectively, attributable to our payment of health and long term disability benefits; and (vi) $23,201 in fiscal 2009, for country club membership fees.

(6)	Represents 2,050 shares of our restricted stock, which vest fully on February 1, 2013, provided that Mr. D’Ambrosio is still an employee of the Company on such date, and the Company has met certain performance criteria.
(7)	Represents options to acquire 15,000 shares of our common stock, which vest in equal annual installments of 3,750 shares beginning on January 18, 2006.
(8)	Consists of: (i) $6,385 attributable to our payment of health and long term disability benefits; (ii) $6,104 in our 401K matching contributions; and (iii) $325 for the imputed value of group life insurance benefits as to which Mr. D’Ambrosio’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service.
(9)	Represents 7,200 shares of our restricted stock, which vest fully on February 1, 2013, provided that Mr. Rosengard is still an employee of the Company on such date, and the Company has met certain performance criteria.
(10)	Represents 12,000 shares of our restricted stock, which vest in equal annual installments of 3,000 shares beginning on August 1, 2006.
(11)	Represents options to acquire 15,000 shares of our common stock, which vest in equal annual installments of 3,750 shares beginning on August 1, 2006.
(12)	Consists of: (i) $7,411 in fiscal 2009 attributable to our payment of health and long term disability benefits; (ii) $5,746 in our 401K matching contributions; and (iii) $746 for the imputed value of group life insurance benefits as to which Mr. Rosengard’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service.
(13)	Represents 7,700 shares of our restricted stock, which vest fully on February 1, 2013, provided that Mr. Harriman is still an employee of the Company on such date, and the Company has met certain performance criteria.
(14)	Represents 7,500 shares of our restricted stock, which vested in equal installments of 2,500 shares on each of January 1, 2007, May 1, 2007 and May 1, 2008.
(15)	Consists of: (i) $5,250 and $5,779 in fiscal 2009 and 2008, respectively, in our 401K matching contributions; (ii) $7,035 and $3,472 in fiscal 2009 and 2008, respectively, attributable to our payment of long term disability benefits; (iii) $6,867 and $7,080 in fiscal 2009 and 2008, respectively, for country club membership fees; (iv) $1,070 and $281 in fiscal 2009 and 2008, respectively, for the imputed value of group life insurance benefits as to which Mr. Harriman’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; and (v) $1,140 in fiscal 2009 for a wireless phone allowance.

The following table provides information with respect to grants made to our Named Executive Officers under our compensation plans during fiscal 2009:

Grants of Plan-Based Equity Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
George Feldenkreis Chairman of the Board and Chief Executive Officer	02/21/2008 09/11/2008	300,000 75,000	—	—	5,400,000 1,389,000

Oscar Feldenkreis Vice Chairman, President and Chief Operating Officer	02/11/2008 09/11/2008	300,000 75,000	—	—	5,400,000 1,389,000

Thomas D’Ambrosio Interim Chief Financial Officer	10/03/2008	2,050	—	—	29,664

Paul Rosengard Group President, Perry Ellis and Premium Brands	10/03/2008	7,200	—	—	104,184

Stephen Harriman President, Bottoms Division	10/03/2008	7,700	—	—	111,419

We grant non-equity incentive plan awards to our CEO and COO on an annual basis. Because these are one year awards, the performance period ends and the awards are paid on an annual basis. There were no awards granted in fiscal 2009 that will be paid after the date of this Proxy Statement.

None of our Named Executive Officers participated in our pension plan and none of our Named Executive Officers received any non-qualified deferred compensation earnings during fiscal 2009.

The following table provides information with respect to outstanding stock options and restricted stock held by the Named Executive Officers as of January 31, 2009:

Outstanding Equity Awards at Fiscal Year Ended January 31, 2009

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George Feldenkreis, Chairman of the Board and Chief Executive Officer	67,500 225,000 375,000	— — —		— — —	16.593 9.50 5.873	03/03/2014 12/04/2012 04/22/2009	(7)	375,000 — —	(2)	1,440,000 — —	— — —	— — —

Oscar Feldenkreis, Vice Chairman, President And Chief Operating Officer	67,500 225,000 150,000	— — —		— — —	16.593 9.50 5.873	03/03/2014 12/04/2012 04/22/2009	(7)	375,000 — —	(3)	1,440,000 — —	— — —	— — —

Thomas D’Ambrosio, Interim Chief Financial Officer	7,500	—		—	12.55	01/17/2016		2,050	(4)	7,872	—	—

Paul Rosengard, Group President, Perry Ellis and Premium Brands	11,250 —	3,750 —	(5)	— —	15.907	07/31/2015		3,000 7,200	(6) (4)	11,520 27,648	—	—

Stephen Harriman, President, Bottoms Division	4,500	—		—	8.933	11/17/2012		7,700	(4)	29,568	—	—

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 30, 2009 in the amount of $3.84 per share.
(2)	The shares of restricted stock vest and the restrictions lapse on Mr. Feldenkreis’ 80th birthday, provided that he is still an employee of the Company on such date, and the Company has met certain performance criteria.
(3)	The shares of restricted stock vest and the restrictions lapse on Mr. Feldenkreis’ 60th birthday, provided that he is still an employee of the Company on such date, and the Company has met certain performance criteria.
(4)	The shares of restricted stock vest and the restrictions lapse on February 1, 2013, provided that he is still an employee of the Company on such date, and the Company has met certain performance criteria.
(5)	The shares subject to the option vest and become exercisable on August 1, 2009.
(6)	The shares of restricted stock vest and the restrictions lapse on August 1, 2009.
(7)	Stock options expired unexercised on April 22, 2009.

The following table provides information on stock option exercises and vesting of restricted stock by the Named Executive Officers during fiscal 2009:

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Feldenkreis	55,407 169,593	575,124 1,882,482	(1) (2)	—	—

Oscar Feldenkreis	17,600 61,046	189,376 633,657	(3) (4)	—	—

Thomas D’Ambrosio	—	—		—	—

Paul Rosengard	—	—		3,000	68,640	(5)

Stephen Harriman	—	—		2,500	58,125	(6)

(1)	Based on the difference between the option exercise price of $10.50 and the closing sales price for our common stock on the NASDAQ Global Select Market on April 15, 2008, which was the exercise date, in the amount of $20.88 per share.
(2)	Based on the difference between the option exercise price of $10.50 and the closing sales price for our common stock on the NASDAQ Global Select Market on April 28, 2008, which was the exercise date, in the amount of $21.60 per share.
(3)	Based on the difference between the option exercise price of $10.50 and the closing sales price for our common stock on the NASDAQ Global Select Market on April 14, 2008, which was the exercise date, in the amount of $21.26 per share.
(4)	Based on the difference between the option exercise price of $10.50 and the closing sales price for our common stock on the NASDAQ Global Select Market on April 15, 2008, which was the exercise date, in the amount of $20.88 per share.
(5)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on August 1, 2008, which was the date the grant vested, in the amount of $22.88 per share.
(6)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on May 1, 2008, which was the date the grant vested, in the amount of $23.25 per share.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as may be amended or modified.

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP their independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, for filing with the Commission.

THE AUDIT COMMITTEE

/s/ Joseph P. Lacher, Chairman

/s/ Gary Dix

/s/ Joseph Natoli

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees for audit services totaled approximately $1,618,000 in fiscal 2009 and approximately $1,606,000 in fiscal 2008, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, as well as services performed in connection with Sarbanes Oxley attestation, in fiscal 2009 and fiscal 2008.

Audit-Related Fees

We did not pay any fees for audit-related services in either fiscal 2009 or fiscal 2008.

Tax Fees

We did not pay any fees for tax-related services in either fiscal 2009 or 2008.

All Other Fees

We did not procure any other services from Deloitte & Touche LLP in either fiscal 2009 or fiscal 2008.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2009, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimus exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since 1993. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of Deloitte & Touche LLP, since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. The Audit Committee intends to evaluate the audit services it currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interest of the Company.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement.

We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request multiple copies of the Proxy Statement in the future.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact the General Counsel by phone at (305) 592-2830 or by mail to the General Counsel, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the Proxy Statement be mailed in the future.

OTHER BUSINESS

Our Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8(e) promulgated by the Commission, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2010 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than January 8, 2010.

Shareholder proposals intended to be presented at, but not included in our proxy materials for, that meeting must be received by us no later than March 24, 2010 at our principal executive offices; otherwise, the persons named as proxies in our form of proxy shall have discretionary authority to vote on such proposals.

By Order of the Board of Directors,

Fanny Hanono, Secretary

Miami, Florida

May 14, 2009

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS – JUNE 18, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PERRY ELLIS INTERNATIONAL, INC.

The undersigned hereby appoints George Feldenkreis and Oscar Feldenkreis, acting singly, as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $.01 par value per share, of Perry Ellis International, Inc., a Florida corporation (the “Company”), held of record by the undersigned on May 6, 2009 at the Annual Meeting of Shareholders to be held on June 18, 2009 or any adjournment or adjournments thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on June 18, 2009

The Proxy Statement and Annual Report of Shareholders on Form 10-K are available at:

http://www.cstproxy.com/perryellis/2009

(Continued, and to be marked, dated and signed on the other side)

PROPOSAL 1. ELECTION OF DIRECTORS OF THE COMPANY

A.	☐	FOR THE THREE NOMINEES LISTED BELOW TO SERVE UNTIL THE 2012 ANNUAL MEETING OF SHAREHOLDERS Oscar Feldenkreis Joe Arriola Joseph P. Lacher	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

PROPOSAL 2.	RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 2010. FOR ☐ AGAINST ☐ ABSTAIN☐

In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2.

Dated: , 2009

PLEASE SIGN HERE
Please date this proxy and sign your name exactly as it appears hereon.
Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.